Exhibit 6.26

PROPERTY MANAGEMENT THREE-PARTY AGREEMENT

(Multifamily REIT II)

This Agreement (the “Agreement”), effective as of March 1, 2019 (the “Effective Date”), is entered into by and among Cottonwood Multifamily REIT II, Inc., a Maryland corporation (the “REIT”), Cottonwood Residential O.P., LP, a Delaware limited partnership (“CROP”), Cottonwood Multifamily REIT II O.P., LP, a Delaware limited partnership (the “Operating Partnership”) and Cottonwood Capital Property Management II, LLC, a Delaware limited liability company (“Cottonwood Management”). The REIT, the Operating Partnership and Cottonwood Management are individually referred to as a “Party” and collectively referred to as the “Parties.”

WHEREAS, the Operating Partnership is the operating partnership of the REIT. The Operating Partnership has formed, and may form in the future, joint ventures (the “Joint Ventures”) with CROP or a subsidiary thereof for the purpose of acquiring, managing, leasing, operating, financing and disposing of multifamily apartment communities (the “Projects”) and multifamily apartment related assets.

WHEREAS, the REIT, the Operating Partnership and Cottonwood Management entered into a certain three-party agreement dated July 17, 2017 (the “Predecessor Three-Party Agreement”).

WHEREAS, the Predecessor Three-Party Agreement was amended into two separate agreements in order (i) to allow Cottonwood Management to assign its rights to the asset management services under the Predecessor Three-Party Agreement to Cottonwood Capital Management, Inc., a Delaware corporation and (ii) for Cottonwood Management to retain the property management services pursuant to this Agreement.

WHEREAS, the Operating Partnership has agreed to enter into property management agreements (the “Property Management Agreements”) with Cottonwood Management with respect to all Projects owned by the Operating Partnership (or a subsidiary thereof). In addition, the Operating Partnership and CROP have agreed that they will cause the Joint Ventures (or subsidiaries thereof formed for the purpose of acquiring Projects) to enter into the Property Management Agreements with Cottonwood Management with respect to the Projects owned by the Joint Ventures (or subsidiaries thereof).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.    Property Management Agreements.

1.1.    Obligation to Enter into Property Management Agreements. Until the Termination Date (defined below), the Operating Partnership (or a subsidiary thereof formed to own the applicable Project) shall enter into a Property Management Agreement with Cottonwood Management with respect to the property management of every Project owned directly or indirectly by the Operating Partnership. In addition, until the Termination Date (defined below), the Operation Partnership and CROP shall cause the Joint Ventures (or a subsidiary of a Joint Venture formed to own the applicable Project) to enter into a Property Management Agreement with Cottonwood Management with respect to the property management of every Project owned directly or indirectly by a Joint Venture. If Cottonwood Management declines to enter into a Property Management Agreement with respect to any Project, the Operating Partnership or the Joint Venture, as applicable, shall be permitted to enter into a property management agreement with a different property manager.

1.2.    Fees. Each Property Management Agreement shall provide that Cottonwood Management shall receive the fees set forth in the form Property Management Agreement attached hereto as Exhibit A. In addition, affiliates of CROP shall receive the fees set forth on Schedule 1.

1.3.    Duration. Each Property Management Agreement entered into pursuant to Section 1.1 shall not terminate until the earlier of (i) the sale of the applicable Project or (ii) the Termination Date (defined below). Notwithstanding the above, a Property Management Agreement may be terminated prior to the Termination Date (defined below) (i) because of the fraud, willful misconduct or gross negligence of Cottonwood Management, as determined by a final, non-appealable judgement of a court of competent jurisdiction or (ii) by the holder of any loan secured by the applicable Project pursuant to the terms of the applicable loan documents.

2.    Termination Date. For purposes of this Agreement, “Termination Date” shall mean the December 31, 2024, which may be extended for up to 4 additional 1 year periods as set forth in the Articles of Restatement of the REIT (the “Liquidation Date”); provided, however, if the REIT has listed its shares on a national exchange, over the counter exchange or the substantial equivalent thereof (as such terms are defined in the Articles of Restatement of the REIT) or if the REIT is involved in a merger with another entity, the Property Management Agreement shall continue until the Liquidation Date.

3.    Miscellaneous.

3.1.    Counterparts. This Agreement may be executed in several counterparts, which may be delivered by facsimile or electronic mail, and all so executed shall constitute one Agreement, binding on all of the Parties hereto, notwithstanding that all of the Parties are not signatory to the original or the same counterpart.

3.2.    Further Acts and Documents. Each of the Parties hereto hereby covenants and agrees to execute and deliver such further instruments, documents and other agreements and to do such further acts and things as may be necessary to carry out the purposes of this Agreement.

3.3.    Notices. All notices under this Agreement shall be in writing and shall be given to the Party entitled thereto, by personal service or by mail, posted to the address set forth below for such person or at such other address as such Party may specify in writing.

To REIT:

Cottonwood Multifamily REIT II, Inc.

6340 South 3000 East, Suite 500

Salt Lake City, UT 84121

Attn: Gregg Christensen

To the Operating Partnership:

Cottonwood Multifamily REIT II O.P., LP

6340 South 3000 East, Suite 500

Salt Lake City, UT 84121

Attn: Gregg Christensen

To Cottonwood Management:

Cottonwood Capital Property Management II, LLC

6340 South 3000 East, Suite 500

Salt Lake City, UT 84121

Attn: Gregg Christensen

3.4.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Utah.

3.5.    Venue. Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located in Salt Lake City, Utah.

3.6.    Successors and Assigns. The terms and provisions of this Agreement shall be bind upon and shall inure to the benefit of the successors and assigns of the respective Parties.

[Signatures on the Following Page]

IN WITNESS WHEREOF, this Agreement is effective as of the date first set forth above.

REIT:

Cottonwood Multifamily REIT II, Inc., a Maryland
corporation

By:	/s/ Gregg Christensen
Gregg Christensen
Chief Legal Counsel

OPERATING PARTNERSHIP:

Cottonwood Multifamily REIT II O.P., LP, a Delaware
limited partnership

By:	CW Multifamily REIT II GP, LLC, a Delaware
limited liability company, its general partner

	By:	Cottonwood Multifamily REIT II, Inc., a
Maryland corporation, its sole member

		By:	/s/ Gregg Christensen
Gregg Christensen
Chief Legal Counsel

COTTONWOOD MANAGEMENT:

COTTONWOOD CAPITAL PROPERTY
MANAGEMENT II, LLC, a Delaware limited liability company

By:	Cottonwood Capital Holdings, LLC, a Delaware
limited liability company, its sole member

	By:	Cottonwood Capital Management, Inc., a
Maryland corporation, its sole member

		By:	/s/ Gregg Christensen
Gregg Christensen
Chief Legal Officer

[Signature Page to Property Management Three-Party Agreement (CMR II)]

IN WITNESS WHEREOF, this Agreement is effective as of the date first set forth above.

CROP:

COTTONWOOD RESIDENTIAL O.P., LP, a Delaware limited partnership

By:	Cottonwood Residential II, Inc., a Delaware
corporation, its General Partner

	By:	/s/ Gregg Christensen
Gregg Christensen
Chief Legal Officer

[Signature Page to Property Management Three-Party Agreement (CMR II)]

SCHEDULE 1

FEES TO AFFILIATES OF CROP

(1)    Construction Services – Certis Construction, LLC, an affiliate of CROP, may be hired as the general contractor for construction related to loss events at the Projects. Certis Construction, LLC will enter into contracts for the applicable repair work for the amount of the insurance award related to the applicable loss. Certis Construction, LLC will have the right to retain the excess over the amount actually incurred by Certis Construction, LLC to perform the required repairs and the contracted amount (i.e. the amount of the insurance proceeds).

(2)    Resident Indemnity Program – Resident Indemnity Management, LLC, an affiliate of CROP, may enter into contracts with the residents at the Projects for limited renter indemnification. The fee to be received by Residential Indemnity Management, LLC will vary, but will generally be equal to $8 per month per participating resident (though this amount may be higher or lower in some instances). These fees will be paid by residents of the Projects and will not be obligations of the Joint Ventures.

(3)    Utility Management Services – Capital Utility Resources, LLC, an affiliate of CROP, may be hired by the Joint Ventures to provide services related to allocation of the utility charges at the applicable Project to each of the residents at such Project. The fees charged by Capital Utility Resources, LLC will vary, based on the Project, from $3.00 to $5.00 per month per residential unit at the Projects (though this amount may be higher or lower in some instances). Under some circumstances, the Joint Ventures may charge the residents at the Projects for such services and will have the right to retain such amounts.

(4)    Internet and Television Services – Ditaro, LLC, an affiliate of CROP, may enter into a contract with each of the Joint Ventures to provide internet and/or TV services for the Projects. The fees charged by Ditaro, LLC will vary based on market factors where the Project is located and will generally be between $10 and $30 per month per residential unit at the Project (though this amount may be higher or lower in some instances). The Joint Ventures intend to charge each resident a fee for internet and/or television services which is anticipated to exceed the fee charged by Ditaro, LLC. The Joint Ventures will be entitled to retain the excess over the amount of the fee charged by Ditaro, LLC and the amount of the fee charged to the residents.

(5)    Vendor Verification – Vendor Verify, LLC, an affiliate of CROP, may enter into contracts with all third party vendors that propose to provide services with respect to the Projects. Pursuant to these contracts Vendor Verify, LLC will have the right to perform background checks on the third party vendor and will receive a fee equal to approximately $100 to $150 per vendor (though this amount may be higher or lower with respect to a particular vendor). The fees due to Vendor Verify, LLC will be paid by the third party vendors and will not be obligations of the Joint Ventures.

(6)    Property Management Corporate Service Fee – Cottonwood Management will allocate a fee each month to each of the Joint Ventures which is intended to allocate certain costs incurred by Cottonwood Management and its affiliated entities with respect to all assets under management by such entities including, without limitation, technical support, postage, legal fees, travel, payroll services, marketing fees, LRO/revenue management and Yardi services. Cottonwood Management believes that the size of its management platform results in economies of scale with respect to such costs and relative to what these costs would be if charged by a third party to the Joint Ventures. This fee may vary each month and will be dependent on the number of assets managed by Cottonwood Management and its affiliates and the actual overhead expenses incurred. Cottonwood Management will have the right to retain any excess over actual costs and the amount of the fee charged.

(7)    Insurance Fee – Cottonwood Management, through its wholly-owned insurance company, will provide insurance for the Projects and will receive a risk management fee equal to 10% of the insurance premium. Cottonwood Management will also be entitled to retain any excess of the funded aggregate deductible not used to pay claims. Greentree Risk Management, Inc., a licensed insurance broker affiliated with Cottonwood Management, will receive 20% of the brokerage fee charged with respect to the placement of all insurance policies for the Projects.

EXHIBIT A

FORM PROPERTY MANAGEMENT AGREEMENT